UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 26, 2010

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

ROPER INDUSTRIES, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE

(STATE OR OTHER JURISDICTION OF INCORPORATION)

1-12273	51-0263969

(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

6901 PROFESSIONAL PKWY. EAST, SUITE 200, SARASOTA, FLORIDA	34240

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

(941) 556-2601

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

(FORMER NAME OR ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 [    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 [    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On April 26, 2010, Roper Industries, Inc. (the “Company”) issued a press release containing information about the Company’s results of operations for the quarter ended March 31, 2010. A copy of the press release is furnished as Exhibit 99.1.

In the press release, the Company uses the non-GAAP financial measures EBITDA and Free Cash Flow. EBITDA is defined as net earnings plus (a) interest expense, (b) income taxes and (c) depreciation and amortization. The Company believes EBITDA is an important indicator of operational strength and performance of the Company’s business because it provides a link between profitability and operating cash flow. EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operations as defined by GAAP; (b) is not necessarily indicative of cash available to fund the Company’s cash flow needs; and (c) should not be considered as an alternative to net earnings, operating income, cash flows from operating activities or the Company’s other financial information determined under GAAP. The Company believes that the line on the Company’s consolidated statement of operations entitled net earnings is the most directly comparable GAAP measure to EBITDA. Free Cash Flow is defined as "Cash Provided by Operating Activities" ("Operating Cash Flow") as stated in our Consolidated Statements of Cash Flows, reduced by capital expenditures. We believe that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in our industries, although our measure of Free Cash Flow may not be comparable to similar measures used by other companies.

Item 9.01. Financial Statements and Exhibits.

(a)     Financial Statements of Businesses Acquired.

Not applicable.

(b)     Pro Forma Financial Information.

Not applicable.

(c)     Shell Company Transactions.

Not applicable

(d)     Exhibits.

99.1 Press Release of the Company dated April 26, 2010.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Roper Industries, Inc.
(Registrant)

BY:	/s/ John Humphrey
	John Humphrey, Vice President and Chief Financial Officer	Date: April 26, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of the Company dated April 26, 2010